To:    Golar Partners Operating LLC
c/o 6th Floor, the Zig Zag
70 Victoria Street
London SW1E 6SQ
United Kingdom
5 November 2018
Dear Sirs,
Sixth Supplemental Letter re: $800,000,000 senior secured amortising term loan and revolving credit facility

1
We refer to an agreement dated 27 April 2016, as supplemented and amended by a supplemental letter dated 21 July 2016, a second supplemental letter dated 22 May 2017 (the Second Supplemental Letter), a third supplemental letter dated 29 June 2017, a fourth supplemental letter dated 16 January 2018 and a fifth supplemental letter dated 5/11/2018 (the Facilities Agreement) made between (1) Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners L.P. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank Abp, filial i Norge as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank A/S and Nordea Bank Abp, filial i Norge as Bookrunners, (9) Nordea Bank Abp, filial i Norge as Agent (the Agent), (10) Nordea Bank Abp, filial i Norge as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.

2
We refer also to the consent request letter dated 3 September 2018 (the Consent Request Letter) requesting, inter alia, the approval of the Lenders to delete clause 6.3(b) (Scheduled reduction of Revolving Loan Facility) of the Facilities Agreement. In connection with the Consent Request Letter, the Borrower has confirmed that it is willing to keep the Cash Collateral (as defined in the Second Supplemental Letter) in the Blocked Account (as defined in the Second Supplemental Letter) until Ship E (being m.v. “Golar Spirit”) has been accepted under a Replacement Charter. In addition, whilst under the Second Supplemental Letter the Borrower was permitted to pay principal and interest in relation to Ship E from the Blocked Account, the Borrower has agreed to limit such releases only to principal going forward.

3
The Lenders have considered the Consent Request Letter and agree that, with effect from the date on which the conditions referred to in paragraph 4 below are met to the satisfaction of the Agent (the Effective Date) (a) clause 6.3(b) (Scheduled reduction of Revolving Loan Facility) of the Facilities Agreement be deleted and replaced with the words “Intentionally omitted” and (b) the words “and, in each case, any interest accrued and accruing thereon” be deleted from the final line of paragraph 6(b) of the Second Supplemental Letter and that the words “enters into a Replacement Charter (which includes a Ship E Replacement Charter)” be deleted and replaced with the words “deliver Ship E under a Replacement Charter (which includes a Ship E Replacement Charter) and Ship E is accepted thereunder” in the second line of paragraph 6(c) of the Second Supplemental Letter.

4
In consideration of the payment of US$10 by the Borrower to the Agent and other such consideration, the receipt and sufficiency of which we hereby confirm, we Nordea Bank Abp, filial i Norge, in our capacity as Agent, hereby confirm that, subject to:

(a)	your countersignature of this letter by duly authorised signatories;

(b)	delivery of such evidence of corporate authority of the Borrower as the Agent may reasonably require; and

(c)
payment by the Borrower to the Agent (for distribution to the Lenders on a pro rata basis) of a fee equal to $175,000 (being 0.35% of an amount of $50,000,000 of the Revolving Loan Facility which would, but for this letter, have been reduced), we agree to the deletions and replacements described in paragraph 3 above.

5	This letter shall be deemed to be a Finance Document.

6	Words and expressions defined in the Facilities Agreement shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.

7	This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.

8
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this letter) (a Dispute). The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that they shall not argue to the contrary. This paragraph 8 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

Yours faithfully,
/s/ Geir Atle Lerkerod          /s/ Olav Ringdal
Managing Director                        Associate Director
For and on behalf of
NORDEA BANK ABP, FILIAL I NORGE
(as Lender, Arranger, Agent and Security Agent for and on behalf of the Finance Parties)

/s/ Jonathan Beasley
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED
(as Arranger, Bookrunner, Global Co-ordinator, Hedging Co-ordinator and Hedging Provider)

/s/ Kay Newman                         /s/ Gemma Coppen
Authorised Signatory                        Authorised Signatory
For and on behalf of
DNB (UK) LIMITED
(as Lender, Arranger and Bookrunner)

/s/ Einar Stavrum                            /s/ Erlend S. Angelfoss
Senior Vice President                    Head of Corporate Banking, Danske Bank Norway
For and on behalf of
DANSKE BANK A/S
(as Arranger, Bookrunner and Hedging Provider)

/s/ Jonathan Beasley
For and on behalf of
CITIBANK N.A., LONDON BRANCH
(as Lender)

/s/ Einar Stavrum                            /s/ Erlend S. Angelfoss
Senior Vice President                    Head of Corporate Banking, Danske Bank Norway
For and on behalf of
DANSKE BANK, NORWEGIAN BRANCH
(as Lender)

/s/ Peter Bernard                            /s/John Romer
Title: Deputy Managing Director                        Title: Proxy Holder A
For and on behalf of
DVB BANK AMERICA N.V.
(as Lender and Hedging Provider)

/s/ Philip Cheesman
For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA
(as Lender and Hedging Provider)

/s/ Penny Neville-Park                        /s/ Malcolm Stonehouse
Client Executive
For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
(as Lender and Hedging Provider)

/s/ Marion Fievez                            /s/ Pierre Frachon
For and on behalf of
BNP PARIBAS
(as Lender and Hedging Provider)

/s/ Kay Newman                             /s/ Gemma Coppen
Authorised Signatory                            Authorised Signatory
For and on behalf of
DNB BANK ASA
(as Hedging Provider)

/s/ Geir Atle Lerkerod
Managing Director

For and on behalf of
NORDEA BANK ABP
(as Hedging Provider)

The Borrower
We hereby confirm our agreement to the foregoing and, in particular, the deletions and replacements in respect of the Facilities Agreement described in paragraph 3 above and further confirm that, notwithstanding the agreements contained in this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain in full force and effect.

/s/ Pernille Noraas
Authorised Signatory
For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)

5 November 2018